AMENDMENT NO. 8
TO SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated July 26, 2022
by and between
EA Series Trust and
Empowered Funds, LLC

	Fee	Effective
Strive U.S. Energy ETF	0.41%	July 26, 2022
Strive U.S. Semiconductor ETF	0.40%	July 26, 2022
Strive U.S. Technology ETF	0.39%	July 26, 2022
Strive Emerging Ex-China ETF	0.32%	January 9, 2023
Strive 500 ETF	0.0545%	September 7, 2022
Strive 1000 Dividend Growth ETF	0.35%	November 7, 2022
Strive 1000 Growth ETF	0.18%	November 7, 2022
Strive 1000 Value ETF	0.18%	November 7, 2022
Strive Small-Cap ETF	0.18%	November 7, 2022
Strive International Developed Markets ETF	0.29%	June 7, 2024
Strive FAANG 2.0 ETF	0.49%	July 21, 2023
Strive Total Return Bond ETF	0.49%	July 21, 2023
Strive Enhanced Income Short Maturity ETF	0.25%	July 21, 2023
Strive Mid-Cap ETF	0.18%	March 9, 2024

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 8 by their respective duly authorized officers as of June 7, 2024.

EA SERIES TRUST
On behalf of its series funds listed on Schedule A

Attest:	/s/ Alyssa Bernard	By:	/s/ Patrick Cleary
		Name:	Patrick Cleary
		Title:	President and Chief Executive Officer

EMPOWERED FUNDS, LLC

Attest:	/s/ Alyssa Bernard	By:	/s/ Sean Hegarty
		Name:	Sean Hegarty
		Title:	Chief Operating Officer